EXHIBIT 99
NEWS RELEASE
Release Date: October 27, 2006
Camco Financial Announces Third Quarter 2006 Earnings
Cambridge, Ohio (Nasdaq: CAFI) — Camco Financial Corporation (“Camco”) reported net earnings for the quarter ended September 30, 2006 of $1.12 million or $.15 per share as compared with net earnings of $2.04 million or $.27 per share for the same quarter in 2005.
For the nine months ended September 30, 2006 Camco reported net earnings of $4.61 million compared to $6.30 million of net earnings reported for the same nine month period in 2005. Basic earnings per share for the nine months ended September 30, 2006 were $.61 compared to $.82 for the same nine month period in 2005.
Camco recently announced a quarterly dividend of $.15 per share which was payable October 20, 2006. This dividend represents an annualized yield of 4.54% on Camco’s September 30th quarter-end market value.
President & CEO Richard C. Baylor commented, “Our decreased earnings in the third quarter are due primarily to the interest rate environment in which we find ourselves. The resulting net interest margin reduction, coupled with lower loan production than previous periods has placed continued downward pressure on our earnings. However, we remain focused on the diversification of our balance sheet, managing asset quality, as well as relationship building and continued vigilance on operational efficiency.”
Mr. Baylor continued, “We are pleased to announce the opening of our 23rd full service banking center in the northern Cincinnati suburb of Mason, Ohio. And we anticipate opening our 24th banking center in London, Ohio, just west of Columbus, in the first quarter of 2007.”
“The new branch developments are the result of the growth initiative undertaken in 2005 which consists of directing efforts to fill in the bank’s existing footprint as the market for acquisition growth diminished,” Baylor noted.
Strategic Vision: Camco continues to execute and manage its long-term strategic plan. This plan, which encompasses the diversification of the balance sheet, primarily through: increasing commercial, commercial real estate and consumer loan portfolios as well as transaction-based deposits. Critical to this strategy is the future growth of the balance sheet and the corresponding increase in net interest income. Complementary revenue sources to enhance net interest income are being actively pursued while management remains vigilant to contain operating expenses in this transitional period. Growth is being developed by opening new branch offices in existing or adjacent markets versus acquisitions.
Review of Significant Areas:

Net Interest Margin: During the third quarter of 2006, the yield on earning assets was unable to keep pace with the increasing cost of interest-bearing liabilities, when compared with the second quarter of 2006. The yield on earning assets increased to 6.22% in the third quarter 2006 from 6.04% in the second quarter 2006, or 18 basis points. Conversely, the cost of interest-bearing liabilities increased to 3.70% in the third quarter 2006 from 3.41% in the second quarter 2006, or 29 basis points. This tightening of the net interest margin can be attributable to the current inverted yield curve. Camco continues to place emphasis on growing the commercial, commercial real estate and consumer loan portfolios and the ability to effectively manage overall cost of funds. A reduction of wholesale funding through the Federal Home Loan Bank of Cincinnati occurred in the third quarter as a result of lower loan production.
Non-Interest Income: For the quarter ended September 30, 2006, total non-interest income decreased 19.3% to $1.25 million from $1.54 million for the same period last year. This decrease of $297,000 was primarily related to a decrease in the amount of gain on loans sold into the secondary market of $159,000, and a decrease in late charges, rent and other of $176,000. A slow down in housing sales attributable to the region’s slowing economy continues to negatively impact our loan production efforts.
Mortgage servicing rights had a net reduction in the quarter ended September 30, 2006 of $113,000 compared to a net reduction of $276,000 in the quarter ended September 30, 2005. Loan sales were down 43.2% to $9.6 million versus $16.9 million while the overall value of mortgage servicing rights increased from 1.22% to 1.32% as a percent of loans serviced.
Operating Expenses: For the quarter ended September 30, 2006, operating expenses were $6.41 million compared to $5.73 million for the comparable period in 2005, or an increase of 11.8%. The $675,000 increase can be mainly attributable to employee compensation and benefits increasing $210,000 due to the hiring of key management positions and increased benefits costs. Franchise taxes increased $214,000 and other operating expenses increased $233,000 due primarily to increased transaction processing costs. As a percentage of average assets, operating expenses increased to 2.33% from 2.13%.
Asset Quality: Non-performing loans as a percentage of loans increased from 1.52% at September 30, 2005 to 1.97% at September 30, 2006. The allowance for loan losses as a percentage of loans was .85% at September 30, 2006. At September 30, 2006, total non-performing loans were $16.6 million, of which 64.4% were single family residential loans.
The majority of the increase in non-performing loans was commercial real estate which was primarily related to investment property lending and multi-family loans that have experienced higher levels of delinquency in 2006.
It is management’s belief that these higher levels of delinquency can be attributable to general economic conditions including Ohio’s unemployment rate of 5.7%, which is above the national rate of 4.7% seasonably adjusted. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio.
Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer relationship banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 30 offices in 23 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco’s web site: www.advantagebank.com.
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Financials Attached.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and Shares Outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
Assets

Cash and Cash Equivalents	21,459	32,938	29,861	33,085	34,274
Investments	113,625	114,586	109,460	113,690	113,206

Loans Held for Sale	3,423	2,115	3,325	1,968	5,317

Loans Receivable	844,921	852,921	847,426	853,701	856,468
Allowance for Loan Loss	(7,084)	(7,639)	(7,321)	(6,959)	(6,642)

Loans Receivable, Net	837,837	845,282	840,105	846,742	849,826

Goodwill	6,683	6,683	6,683	6,683	6,683
Other Assets	74,570	72,069	68,996	69,080	68,014

Total Assets	$1,057,597	$1,073,673	$1,058,430	$1,071,248	$1,077,320

Liabilities

Deposits	684,911	681,905	676,376	660,242	669,908
Borrowed Funds	268,935	290,441	280,280	307,223	305,211
Other Liabilities	13,055	11,224	11,543	13,020	11,835

Total Liabilities	966,901	983,570	968,199	980,485	986,954

Stockholders Equity	90,696	90,103	90,231	90,763	90,366

Total Liabilities and
Stockholders’ Equity	$1,057,597	$1,073,673	$1,058,430	$1,071,248	$1,077,320

Stockholders’ Equity to	8.58%	8.39%	8.52%	8.47%	8.39%
Total Assets

Total Shares Outstanding	7,460,813	7,488,813	7,536,713	7,578,713	7,621,385

Book Value Per Share	$12.16	$12.03	$11.97	$11.98	$11.86

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:

Loans	13,860	13,491	13,249	13,163	$12,729
Mortgage-backed securities	602	608	633	655	679
Investment securities	590	539	480	466	358
Interest-bearing deposits and other	848	825	790	873	689

Total Interest Income	15,900	15,463	15,152	15,157	14,455

Interest Expense:

Deposits	5,744	5,108	4,424	4,136	4,009

Borrowings	2,904	2,900	2,949	2,922	2,893

Total Interest Expense	8,648	8,008	7,373	7,058	6,902

Net Interest Income	7,252	7,455	7,779	8,099	7,553
Provision for Losses on Loans	360	360	360	520	360

Net Interest Income After Provision for Loan Losses	6,892	7,095	7,419	7,579	7,193

Noninterest Income
Late charges, rent and other	642	726	462	550	818
Loan servicing fees	354	353	360	363	368
Service charges and other fees on deposits	325	431	352	393	370
Gain on sale of loans	56	80	99	119	215
Mortgage servicing rights	(113)	(46)	(22)	287	(276)
Gain on sale of investment, mbs & fixed assets	23	1	—	36	66
Gain on sale of real estate acq’d through foreclosure	(41)	(80)	55	(39)	(18)

Total noninterest income	1,246	1,465	1,306	1,709	1,543

Non interest expense
Employee compensation and benefits	3,218	3,016	3,249	2,932	3,008
Occupancy and equipment	825	780	780	711	780
Data processing	316	333	393	373	317
Advertising	319	220	303	341	345
Franchise taxes	285	228	246	50	71
Other operating	1,447	1,366	1,291	1,237	1,214

Total noninterest expense	6,410	5,943	6,262	5,644	5,735

Net Income — Before Income Tax	1,728	2,617	2,463	3,644	3,001
Provision for income taxes	608	802	784	1,174	963

Reported Net Income	1,120	1,815	1,679	2,470	2,038

Adjusted for non-recurring items
Sale of branches	0	0	0	0	0
FHLB Prepayment costs (net of tax)	0	0	0	0	0

Net Earnings from Operations	1,120	1,815	1,679	2,470	2,038

Earnings Per Share Reported:
Basic	$0.15	$0.24	$0.22	$0.32	$0.27
Diluted	$0.15	$0.24	$0.22	$0.32	$0.27

Basic Weighted Number of
Shares Outstanding	7,474,665	7,521,529	7,563,452	7,610,499	7,632,132
Diluted Weighted Number of
Shares Outstanding	7,477,519	7,524,787	7,567,170	7,614,127	7,638,147

Camco Financial Corporation
Selected Ratios and Statistics
Periods Ended September 30, 2006 and 2005
(In thousands, except for per share data and shares outstanding)

	9 Months	9 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended
	9/30/06	9/30/05	9/30/06	9/30/05
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Reported:
Return on Average Equity	6.78%	9.28%	4.95%	8.96%

Return on Average Assets	0.58%	0.79%	0.42%	0.76%

Interest Rate Spread	2.64%	2.74%	2.52%	2.72%

Net Interest Margin	2.94%	2.95%	2.84%	2.94%

Yield on earning assets	6.07%	5.50%	6.22%	5.64%

Cost of deposits	3.16%	2.34%	3.50%	2.50%

Cost of funds	4.03%	3.69%	4.19%	3.81%

Total cost of interest bearing liabilities	3.43%	27.60%	3.70%	2.92%

Noninterest expense/average assets	2.33%	2.13%	2.41%	2.13%

Efficiency Ratio	70.24%	62.60%	75.43%	63.05%

Non performing assets to total assets	1.89%	1.40%	1.89%	1.40%

Non performing loans to total net loans including loans held for sale	1.97%	1.52%	1.97%	1.52%

Allowance for loan losses to total loans	0.85%	0.78%	0.85%	0.78%
Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
September, June and March 2006
(In thousands, except for per share data and shares outstanding)

				Average Table - Quarter Ended
		Sept 30, 2006			Jun 30, 2006			Mar 31, 2006
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest — Earning Assets:
Loans held for sale	2,278			2,502			2,550
Loans receivable — net	841,094	13,860	6.57%	844,175	13,491	6.37%	843,007	13,249	6.27%
Mortgage-backed securities	57,311	602	4.20%	59,196	608	4.11%	62,981	633	4.02%
Investment securities	56,634	590	4.17%	53,131	539	4.06%	48,795	480	3.93%
Interest-bearing deposits and other	64,387	848	5.27%	64,911	825	5.08%	60,304	790	5.24%

Total interest earning assets	1,021,704	15,900	6.22%	1,023,915	15,463	6.04%	1,017,637	15,152	5.96%

Noninterest-earning assets	44,046			44,369			46,471

Total Assets	1,065,750			1,068,284			1,064,108

Interest-Bearing Liabilities:
Deposits	656,621	5,744	3.50%	650,664	5,108	3.14%	630,346	4,424	2.81%
Advances	277,325	2,904	4.19%	287,924	2,900	4.03%	300,930	2,949	3.92%

Total interest-bearing liabilities	933,946	8,648	3.70%	938,588	8,008	3.41%	931,276	7,373	3.17%

Noninterest-bearing sources:
Noninterest-bearing liabilities	41,293			39,190			41,834
Shareholders’ equity	90,511			90,506			90,998

Total Liabilities and Shareholders’ Equity	1,065,750			1,068,284			1,064,108

Net Interest Income & Margin		7,252	2.84%		7,455	2.91%		7,779	3.06%